New Hampshire Thrift Bancshares, Inc. Announces Earnings for Third Quarter

NEWPORT, NH -- (Marketwire - October 18, 2010) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the nine months ended September 30, 2010 of $5,827,086, or $0.94 per common share (assuming dilution), compared to $4,823,534, or $0.77 per common share (assuming dilution), for same period in 2009, an increase of $1,003,552, or 20.81%. For the quarter ended September 30, 2010, NHTB reported consolidated net income of $2,103,115, or $0.34 per common share (assuming dilution), compared to $1,809,123, or $0.27 per common share (assuming dilution), for the quarter ended September 30, 2009, an increase of $293,992, or 16.25%. The Company's returns on average assets and average equity for the nine months ended September 30, 2010 were 0.78% and 8.61%, respectively.

Net income of $5,827,086 for the nine months ended September 30, 2010 includes an increase of $2,218,732, or 11.05%, in net interest and dividend income. Net income of $2,103,115 for the quarter ended September 30, 2010 includes an increase of $178,559, or 2.58%, in net interest and dividend income. The Bank's interest rate margin was 3.38% at September 30, 2010 compared to 3.42% at September 30, 2009.

Total assets were $1,003,289,200 at September 30, 2010, compared to $962,601,187 at December 31, 2009, an increase of 4.23%. Net loans held in portfolio increased $22,945,610, or 3.70%, to $643,278,216 at September 30, 2010, from $620,332,606 at December 31, 2009. Total loan production for the nine months ended September 30, 2010 was $219,451,273. Loan production during the third quarter of 2010 was $56,560,464 compared to $54,580,752 for the same period in 2009. The allowance for loan losses increased $617,609 to $10,111,616 at September 30, 2010, from $9,494,007 at December 31, 2009. Non-performing loans as a percentage of total loans amounted to 1.35% at September 30, 2010. Total deposits increased $13,801,210, or 1.88%, to $748,229,978 at September 30, 2010 from $734,428,768 at December 31, 2009. Advances from the Federal Home Loan Bank increased by $19,997,355, or 20.84%, from $95,962,006 at December 31, 2009 to $115,959,361 at September 30, 2010.

Stockholders' equity of $93,314,736 resulted in a book value of $14.42 per common share at September 30, 2010 based on 5,771,772 shares of common stock outstanding, an increase of $0.94, or 6.97%, per common share compared to December 31, 2009, and a tangible book value of $9.42 per common share at September 30, 2010, an increase of $1.02, or 12.14%, per common share compared to December 31, 2009. As previously announced, a regular quarterly dividend of $.13 per share is payable on October 29, 2010 to stockholders of record on October 22, 2010. The Bank remains well- capitalized with a Tier I Capital ratio of 8.40% at September 30, 2010.

On September 30, 2010, the Bank and Meredith Village Savings Bank jointly purchased additional shares of Charter Trust Company. As a result of the purchase, each bank owns 50 percent of Charter Trust Company. Charter Trust Company was formed in 1984 as an independent New Hampshire-based trust company, chartered by the State of New Hampshire Banking Department. Charter Trust Company maintains its client relationships throughout New Hampshire, Maine and Vermont, but also has clients throughout the United States and abroad.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

                  New Hampshire Thrift Bancshares, Inc.
                      Selected Financial Highlights

                              Three Months Ended      Nine months Ended
                             9/30/2010   9/30/2009   9/30/2010   9/30/2009
                            ----------- ----------- ----------- -----------
Interest and Dividend
 Income                     $ 9,607,550 $ 9,879,086 $29,616,011 $29,537,246
Interest Expense              2,500,151   2,950,246   7,325,331   9,465,298
Net Interest and Dividend
 Income                       7,107,399   6,928,840  22,290,680  20,071,948
Provision for Loan Losses       475,000     931,000   2,020,000   3,326,000
Noninterest Income            3,209,192   2,916,757   7,535,847   8,578,355
Noninterest Expense           6,662,266   6,164,063  19,162,634  18,158,582
Provision for Income Tax      1,076,210     941,411   2,816,807   2,342,187
Net Income                  $ 2,103,115 $ 1,809,123 $ 5,827,086 $ 4,823,534
Net Income Available to
 Common Stockholders        $ 1,978,115 $ 1,684,123 $ 5,452,086 $ 4,459,344
Earnings Per Common Share,
 basic                      $      0.34 $      0.27 $      0.94 $      0.77
Earnings Per Common Share,
 assuming dilution (1)      $      0.34 $      0.27 $      0.94 $      0.77
Dividends Declared          $      0.13 $      0.13 $      0.39 $      0.39

                                          As of 9/30/2010  As of 12/31/2009
                                          ---------------  ---------------
  Total Assets                            $ 1,003,289,200  $   962,601,187
  Loans receivable, net                       643,278,216      620,332,606
  Securities                                  222,193,230      218,293,101
  Total Deposits                              748,229,978      734,428,768
  Federal Home Loan Bank Advances             115,959,361       95,962,006
  Stockholders' Equity                         93,314,736       87,776,253
  Book Value of Common Shares Outstanding $         14.42  $         13.48
  Tangible Book Value of Common Shares
   Outstanding                            $          9.42  $          8.40
  Tier I Core Capital to Assets                      8.40%            8.45%
  Common Shares Outstanding                     5,771,772        5,771,772
  Return on Average Assets                           0.78%            0.73%
  Return on Average Equity                           8.61%            7.75%
  Non-performing Loans as a % of Total
   Loans                                             1.35%            0.98%

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886